First Union Capital Markets Group
123 South Broad Street
Philadelphia, Pennsylvania 19109-1199
215 985-6000
Fax 215 985-8793


October 22, 1997

Mr. Gary R. Klocek
Controller
Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, PA 19007

Dear Gary:

I am pleased to inform you that First Union National Bank (the "Bank") has approved, on an uncommitted basis, a $90 million facility for the use of Jones Apparel Group, Inc. The facility is subject to the following conditions:

Sublimit(s):

The facility is divided into two sublimits. One for $50 million, to be used for the express purpose of issuing import letters of credit. Each letter of credit will be risk participated with a bank of our mutual choice on a 50% basis for a total letter of credit facility, including the risk participation of $100 million. Initially the risk participant bank will be BankBoston.

The second sublimit will be for direct borrowings, not to exceed $40 million.

Advances under both sublimits will be at the Bank's sole discretion.

Letters of Credit:

Fees: As previously negotiated.

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October 22, 1997
Mr. Gary R. Klocek
Page Two

Terms of Advances:

The interest rates, amount, maturity date and other payment terms with respect to any cash advance will be on an offering basis on terms mutually agreed upon.

Guarantors:

MELRU Corp., Jones Investment Company, Inc., Jones International LTD, and Jones Holdings Corp. will continue to guarantee the facility as reflected in the Guaranty and Suretyship Agreements dated July 26, 1993.

All borrowings under the sublimit of $40 million for direct advances will be subject to the terms outlined in a Money Market Master Note dated July 26, 1993.

Please feel free to call me if you have any questions on the aforementioned matter.

Best regards,

/s/ Carl E. Goelz

Carl E. Goelz
Vice President

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